EXHIBIT 99

                  PRESS RELEASE OF CLOVER LEAF FINANCIAL CORP.

FOR IMMEDIATE RELEASE

Contact:  Dennis M. Terry
          President & CEO
          618-656-6122



                       CLOVER LEAF FINANCIAL CORP. REPORTS
                             THIRD QUARTER EARNINGS


Edwardsville, Illinois - Clover Leaf Financial Corp. (OTC Bulletin Board: CLOV), the parent company of Clover Leaf Bank of Edwardsville, Illinois (the "Bank") today announced a net loss for the three months ended September 30, 2003 of $47,000, compared to net income of $136,000 for the three months ended September 30, 2002. Net income for the nine months ended September 30, 2003 was $268,000, compared to net income of $353,000 for the nine months ended September 30, 2002, a decrease of $85,000, or 24.1%.

Clover Leaf Financial Corp. was organized in September 2001 at the direction of the Board of Directors of the Bank for the purpose of owning all of the Bank's outstanding capital stock following the completion of the Bank's mutual-to-stock conversion. Clover Leaf Financial sold 661,250 shares of its outstanding common stock at $10.00 per share in a public offering to eligible depositors, which was completed on December 27, 2001.

At September 30, 2003, total assets were $104.1 million, an increase of $8.6 million, or 9.0%, from $95.5 million at December 31, 2002. Loans receivable at September 30, 2003 were $69.9 million, an increase of $2.4 million, or 3.6%, from $67.5 at December 31, 2002. Commercial business, one-to-four family and commercial real estate loans increased $98,000 (1.7%), $1.5 million (4.3%) and $3.6 million (15.8%), respectively, compared to the 2002 year end. These increases were due to a continued focus by the Bank on commercial lending and an interest rate environment that favors consumers. The increases were partially offset by a $2.6 million, or 55.9% decline in consumer installment loans, and a $187,000, or 24.6% decline in construction loans. Securities, including Federal Home Loan Bank stock, increased $6.8 million, or 40.6%, to $23.7 million at September 30, 2003 from $16.9 million at December 31, 2002. The Bank experienced significant deposit growth resulting in higher cash balances. The Bank used those funds to purchase additional securities, which have a more attractive yield than interest-bearing cash accounts. As a result of this increased investment activity, the Bank's cash balances decreased $1.1 million or 14.3% to $7.0 million at September 30, 2003 from $8.1 million at December 31, 2002. Bank premises and equipment increased $405,000, or 21.2% to $2.3 million at September 30, 2003. The increase resulted, primarily, from a purchase of land that the Bank completed in January of 2003. The land is being held for the purpose of building an additional branch office.

Deposits as of September 30, 2003 were $80.2 million, an increase of $7.7 million, or 10.6%, from December 31, 2002. The increase in deposits was primarily in the interest-bearing categories, with time deposits showing the greatest increase. Short-term time deposits have continued to be a popular product due to the volatile stock market and lack of high yielding investment options for consumers.

Federal Home Loan Bank advances as of September 30, 2003 remained at $9.0 million, showing no change from December 31, 2002. Increased deposit volume has allowed the Bank to fund loan growth and security purchases without borrowing additional funds.

Total stockholders' equity as of September 30, 2003 was $12.7 million, a decrease of $65,000 or 0.5% from December 31, 2002. The decrease in equity from December 31, 2002 to September 30, 2003 was the result of the purchase of 20,300 shares of treasury stock totaling $342,000 by Clover Leaf Financial during the first nine months of 2003. This decrease in equity was partially offset by the recording of $268,000 in net income and the amortization of Unearned Employee Stock Ownership Plan shares of $12,000. The remaining increase was due to the change in the unrealized gain on investment securities held of sale. At September 30, 2003 there were 640,950 shares of common stock outstanding, at a book value of $19.74 per share.

Income Information - Quarter

The Bank recorded a net loss for the three months ended September 30, 2003 of $47,000, compared to net income of $136,000 for the three months ended September 30, 2002.

Interest income for the three months ended September 30, 2003 decreased $77,000, or 5.7% to $1.3 million. The average loan yield declined 89 basis points to 5.69% at September 30, 2003 from 6.58% for the same period in the prior year. The Bank's loan rate was negatively impacted by the high volume of mortgage loan refinancing activity as well as the decline in the prime rate, which impacted those commercial loans that re-price with the prime rate. The average security yield declined 77 basis points to 3.85% at September 30, 2003 from 4.62% for the same period in the prior year. The security yield was negatively impacted by the re-pricing of floating rate instruments. Also contributing to the decline in security yield was a large number of maturities and security calls, which were then replaced with lower yielding securities. Despite a decline in average yields on loans and securities, this loss of income was partially offset by increased income from higher average loan and security balances. Average interest-earning assets for the three months ended September 30, 2003 was $98.2, an increase of $11.3 million, or 13.0%, over average interest-earning assets for the three months ended September 30, 2002 of $86.9 million. Average loan balances increased $4.0 million, or 6.0% over the same period last year. Average security balances increased $4.2 million, or 23.0% over the same period last year. Although the end of period balance has declined, activity during the period has caused the balance of average interest bearing deposits in other financial institutions to increase $3.1 million.

Interest expense for the most recent three-month period fell by $102,000 to $516,000, a decrease of 16.5% compared to the same period last year. The decrease was primarily due to lower rates paid on interest-bearing deposits and borrowings. The average rate paid on interest-bearing liabilities for the three months ended September 30, 2003 declined by 88 basis points to 2.53% from 3.41% for the same period last year. The largest rate decline was seen in certificates of deposits where the average interest rate paid fell by 118 basis points to 3.07% for the three months ended September 30, 2003, from 4.25% for the prior-year period.

Provision for loan losses for the three months ended September 30, 2003 was $19,000, compared to $24,000 for the three months ended September 30, 2002, a decrease of $5,000, or 20.8%. Despite significant loan growth, the Bank has experienced very little loss, which has allowed the Bank to record less monthly provision expense and still maintain an adequate loan loss reserve in relation to the total non-performing loans and total outstanding gross loan receivables. Management periodically reevaluates the allowance for loan losses to ensure the provision is maintained at a level that represents management's best estimate of probable loan losses in the loan portfolio.

Net interest income after provision for loan losses for the three months ended September 30, 2003 was $750,000, compared to $720,000 for the three months ended September 30, 2002, an increase of $30,000, or 4.2%. The increase in net interest income resulted primarily from the growth in interest earning assets, and a decline in the rate paid on interest bearing liabilities to 2.53% from 3.41% for the same period last year.

Non-interest income for the three months ended September 30, 2003 was $150,000 compared to $98,000 for the three months ended September 30, 2002, an increase of $52,000, or 53.1%. This increase is attributable to the gain on sale of assets of $58,000 for the current year period, compared to no similar gains the same period last year. Due to highway expansion, the Bank was required to sell a portion of it's property to the Illinois Department of Transportation. The $58,000 gain recorded in the third quarter represents the value received for the property over the Bank's recorded value.

Non-interest expense for the three months ended September 30, 2003 increased by $369,000, or 59.9% from $616,000 for the three months ended September 30, 2002. The increase was primarily attributable to increases in legal and collection expenses of $358,000, or 5,114.3%, and increases in compensation and employee benefits of $27,000, or 8.8%. The increase in legal and collection expense is due to expenses associated with and the resolution of a lawsuit brought against the Bank by the Bank's former President, as disclosed in the Company's Quarterly Report on form 10-QSB for the quarter ended June 30, 2003. Compensation increased as a result of staff additions and annual merit and bonus increases. These increases were slightly offset by a decrease in occupancy and equipment expenses.

Income Information - Nine Months

Net income for the nine months ended September 30, 2003 was $268,000, or 24.1% lower than net income of $353,000 for the nine months ended September 30, 2002.

Interest income for the nine months ended September 30, 2003 decreased $123,000 or 3.1% to $3.9 million. The decrease was primarily due to lower average yields on loans and securities, partially offset by higher average balances in loans, interest-bearing deposits in other financial institutions and securities. Average interest-earning assets for the nine months ending September 30, 2003 were $99.0 million, an increase of $12.6 million, or 14.6%, over average interest-earning assets for the nine months ended September 30, 2002 of $86.4 million. Average loan balances increased $4.6 million. Average interest bearing deposits in other financial institutions increased $2.9 million, and average security balances increased $5.1 million. The average loan yield declined 80 basis points to 5.95% at September 30, 2003 from 6.75% for the same period in the prior year. As stated above in the quarterly income analysis, the Bank's loan rate was negatively impacted by the high volume of mortgage loan refinancing activity and the declining prime rate. The average security yield declined 106 basis points to 3.80% at September 30, 2003 from 4.86% for the same period in the prior year. The security yield was negatively impacted by the re-pricing of floating rate instruments. Also contributing to the decline was a large number of maturities and security calls, which were then replaced with lower yielding securities.

Interest expense for the nine-month period ended September 30, 2003 decreased to $1.7 million, a decline of $249,000, or 12.9%, compared to the same period last year. The decrease was due to lower rates paid on interest-bearing deposits and borrowings. The average rate paid on interest-bearing liabilities for the nine months ended September 30, 2003 declined by 88 basis points to 2.80% from 3.68% for the same period last year. The average interest paid on certificates of deposit fell by 121 basis points to 3.31% for the nine months ended September 30, 2003, from 4.52% for the prior-year period.

Provision for loan losses for the nine months ended September 30, 2003 was $64,000, compared to $66,000 for the nine months ended September 30, 2002, a decrease of $2,000, or 3.0%. As stated above in the quarterly income analysis, despite significant loan growth, the Bank has been able to record less monthly provision expense and still maintain an adequate loan loss reserve in relation to total nonperforming loans and total outstanding gross loan receivables.

Net interest income after provision for loan losses for the nine months ended September 30, 2003 increased $128,000, or 6.3% to $2.2 million. The increase in the Bank's net interest income resulted primarily from the growth in interest earning assets, and a decline in the rate paid on interest bearing liabilities to 2.80% from 3.68% for the same period last year.

Non-interest income for the nine months ended September 30, 2003 was $527,000 compared to $245,000 for the nine months ended September 30, 2002, an increase of $282,000, or 115.1%. This increase was primarily attributable to the increase in the gain on sale of loans of $204,000. These loans were sold with servicing rights being maintained by the Bank. The Bank also recorded $73,000 in gain on sale of assets for the current nine-month period compared to no such gains for the same period a year ago. This gain related to the sale of a portion of the Bank's property to the Illinois Department of Transportation in order to facilitate highway expansion, as discussed above in the quarterly income analysis.

Non-interest expense for the nine months ended September 30, 2003 was $2.3 million or $523,000 more than expenses for the nine months ended September 30, 2002. The increase was primarily attributable to increases in legal and collection expenses, compensation expenses, directors' fees, and advertising expense. Legal expense increased $374,000, or 613.1% as a result of the expenses associated with and the resolution of a lawsuit brought against the Bank by the Bank's former President, as disclosed in the Company's Quarterly Report on form 10-QSB for the quarter ended June 30, 2003. Salary expense increased $116,000, or 13.3%, as a result of staff additions and annual merit increases. Directors' fees increased $19,000, or 25.7% due to the addition of one board member as one current director retired and elected emeritus status. Advertising expense increased $16,000, or 44.4% due to increased focus on promoting the Bank and various new products. These increases were offset slightly by a $40,000, or 16.7% decrease in occupancy and equipment expense. Occupancy and equipment costs were higher in 2002 due to a $27,000 one time adjustment to real estate property tax expense and a $15,000 increase in building maintenance as several projects were completed to enhance the efficiency and appearance of the current building.

Other financial information is included in the tables that follow.




Note:

This news release contains forward-looking statements that are subject to numerous assumptions, risk and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently within customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; (6) changes in the competitive environment for financial services organizations and our ability to adapt to such changes.

CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED CONDENSED BALANCE SHEET (unaudited)
(in thousands)

                                                                        September 30,   December 31,
                                                                            2003            2002
                                                                      ----------------------------
Assets
Cash and due from other financial institutions                            $ 3,658         $ 2,429
Interest-bearing deposits in other financial institutions                   3,300           5,688
                                                                      ----------------------------
   Total cash and cash equivalents                                          6,958           8,117

Securities available-for-sale                                              20,132          13,448
Federal Home Loan Bank (FHLB) stock                                         3,560           3,409
Loans, net of allowance for loan losses of
    $761 at September 30, 2003 and $690 at December 31, 2002               69,898          67,544
Bank premises and equipment, net                                            2,311           1,906
Accrued interest receivable                                                   556             541
Other assets                                                                  741             551
                                                                      ----------------------------
        Total assets                                                    $ 104,156        $ 95,516
                                                                      ============================


Liabilities and  Stockholders' Equity

Liabilities
Deposits:
   Noninterest bearing                                                    $ 7,584         $ 7,153
   Interest bearing                                                        72,592          65,334
                                                                      ----------------------------
     Total deposits                                                        80,176          72,487
Federal Home Loan Bank advances                                             9,000           9,000
Other borrowings                                                              855             284
Accrued interest payable                                                      176             218
Other liabilities                                                           1,296             809
                                                                      ----------------------------
       Total liabilities                                                   91,503          82,798
                                                                      ----------------------------

       Total stockholders' equity                                          12,653          12,718
                                                                      ----------------------------

      Total liabilities and stockholders' equity                        $ 104,156        $ 95,516
                                                                      ============================

CLOVER LEAF FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)
                                                                  For Three Months Ended              For Nine Months Ended
                                                             --------------------------------   --------------------------------
                                                              September 30      September 30     September 30      September 30
                                                                  2003              2002             2003              2002
                                                             --------------    --------------   --------------    --------------
Interest Income and dividend income:

Loans, including fees                                           $  1,058          $  1,142         $  3,256          $  3,331
Securities                                                           157               168              448               525
Federal Home Loan Bank dividends                                      58                42              157               144
Interest-bearing deposits in other financial institutions             12                10               44                28
                                                                --------          --------         --------          --------
Total interest income                                              1,285             1,362            3,905             4,028
Interest expense:

Deposits                                                             467               555            1,500             1,804
Federal Home Loan Bank advances                                       48                62              176               119
Other borrowings                                                       1                 1                3                 5
                                                                --------          --------         --------          --------
Total interest expense                                               516               618            1,679             1,928

Net interest income before provision for loan losses                 769               744            2,226             2,100

Provision for loan losses                                             19                24               64                66
                                                                --------          --------         --------          --------
Net interest income after provision for loan losses                  750               720            2,162             2,034

Other income:
Service charges on deposit accounts                                   17                22               56                61
Other service charges and fees                                        17                15               48                46
Loan servicing fees                                                   16                 5               33                14
Gain on sale of loans                                                 16                50              273                69
Gain on sale of investments                                            -                 3                -                 7
Gain on sale of assets                                                58                 -               73                 -
Other                                                                 26                 3               44                48
                                                                --------          --------         --------          --------
                                                                     150                98              527               245

Other expense:
Salaries and employee benefits                                       333               306              985               869
Occupancy and equipment, net                                          70               106              200               240
Data processing                                                       58                51              172               160
Advertising and marketing                                             19                12               52                36
Directors' fees                                                       31                25               93                74
Audit and accounting fees                                             15                17               67                65
Legal and collection expense                                         365                 7              435                61
Other                                                                 94                92              277               253
                                                                --------          --------         --------          --------
                                                                     985               616            2,281             1,758

Net income before income taxes (credits)                             (85)              202              408               521
Income taxes (credits)                                               (38)               66              140               168
                                                                --------          --------         --------          --------
Net income (loss)                                               $    (47)         $    136         $    268          $    353
                                                                ========          ========         ========          ========
Earnings (loss)  per share                                         (0.08)             0.21             0.42              0.54


CLOVER LEAF FINANCIAL CORP.
FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share data)

                                                                    At              At
                                                               September 30    December 31,
Selected Financial Highlights                                      2003            2002
-----------------------------                                ---------------------------------
   Total assets                                                  $ 104,156       $  95,516
   Interest earning assets                                          96,890          90,089
   Loan receivable, net                                             69,898          67,544
   Securities                                                       23,692          16,857
   Deposits                                                         80,176          72,487
   Non-performing loans                                              2,138           1,724
   Allowance for loan losses                                           761             690
   Stockholders' equity                                             12,653          12,718
   Book value per share                                              19.74           19.23
   Shares outstanding - actual number                              640,950         661,250


                                                               September 30,     December 31,
Asset Quality Ratios:                                              2003              2002
---------------------                                        -----------------------------------
  Non-performing loans to total loans                              3.03%            2.53%
  Non-performing loans to total assets                             2.05%            1.80%
  Allowance for loan losses to total non-performing loans         35.59%           40.02%
  Allowance for loan losses to gross loans receivable              1.08%            1.01%


                                                        For Three Months Ended                For Nine Months Ended
                                                    September 30,    September 30,     September 30,        September 30,
Selected Operating Ratios                               2003             2002               2003                 2002
-------------------------                        -----------------------------------------------------------------------------
   Return on average assets                            -0.18%            0.46%             0.53%                 0.49%
   Return on average equity                            -1.50%            3.28%             4.30%                 3.51%
   Net interest margin                                  3.18%            3.28%             3.09%                 3.28%
   Non-interest expense to average assets               3.84%            2.69%             4.51%                 2.60%
